EXHIBIT 21


                        LIST OF SUBSIDIARIES



     The Partnership is a general partner in North Rivers Market
Associates, an Illinois general partnership which, until the December 30, 1997 sale, held title to the North Rivers Market Shopping Center.

     Reference is made to the Notes for a summary description of the terms of such partnership agreement. The Partnership's interest in the foregoing joint venture partnership, and the Partnership's share of results of its operations are included in the Financial Statements of the Partnership filed with this annual report.